INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Texada Ventures Inc. (an exploration stage company) on Amendment No. 3 to Form SB-2 of our Auditors’ Report, dated October 6, 2004, on the balance sheet of Texada Ventures Inc. (an exploration stage company) as at November 30, 2003 and the related statements of operations, cash flows, and stockholders’ equity for the period from inception on October 17, 2001 to November 30, 2003.

Vancouver, Canada	“Morgan & Company”

July 18, 2005	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1